                                                                    EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 21, 2002


Dear Sir/Madam:

We have read the first four paragraphs in Item 4 included in the Form 8-K dated May 16, 2002, of the Lear Corporation Salaried Retirement Savings Plan, the Lear Corporation Hourly Retirement Savings Plan and the Lear Corporation Hourly 401(k) Savings Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
------------------------------------
Arthur Andersen LLP


cc:      David C. Wajsgras
         Senior Vice President and Chief Financial Officer
         Lear Corporation